Exhibit 21.1

List of Subsidiaries

MCT Rhode Island Corp., a Rhode Island corporation (wholly owned)

Xenogenics Corporation, a Nevada corporation (95.3% owned)

MultiCell Immunotherapeutics, Inc., a Delaware corporation (67% owned)